EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-163547 on Form S-4 of our report dated February 26, 2010, relating to the financial statements of Illinois Tool Works Inc. and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, IL
June 18, 2010